Exhibit 10.5

2012 Senior Management Bonus Plan

The following bonus plan is established for participating senior management employees effective as of January 1, 2012.

The threshold to earn a bonus based on 2012 performance is:

(l)                                     the Bank having a satisfactory CAMEL rating;

(2)                                 the Bank having operating income of at least $4.8 million (after accounting for any bonus under this plan); and

(3)                                 First Internet Bancorp declaring in 2012 and paying not later than January 31, 2013 a dividend to its shareholders of at least $0.25 per share (which is equal to a 1.66% return using an average share price of $15.00); .

If the threshold is met in 2012 and if the Bank achieves a return on average assets (“ROAA”) greater than 0.65%, then each participating senior management employee  shall be entitled to receive a bonus equal to a percentage of his or her 2012 base salary in accordance with the following table:

ROAA	Bonus as a % of 2012 base salary
Less than 0.65	-0-
Equal to or greater than 0.650 but less than 0.750	10%
Equal to or greater than 0.750 but less than 0.850	25%
0.850 or greater	50%

The bonus shall be computed as soon as practicable after December 31, 2012 and paid after completion of the 2012 audited financial statement of the Bank.

In the event the ROAA for 2012 is 0.850 or greater and the operating income is over $6 million (after accounting for any bonus under this plan), then (i) one-half of the bonus shall be paid in immediately available funds and (ii) the other one-half shall be paid in a combination of such funds (in an amount sufficient to cover the Bank’s withholding obligations) and the balance shall be paid in shares of the Bank’s holding company. The number of shares to be paid/issued to each person who participates in this plan shall be determined by using the value of the shares at January 1, 2012 (using the same valuation process that was used to determine the number of shares to be issued to the members of the Board of Directors). No fractional shares shall be issued; rather a payment in immediately available funds shall be made equal to the value of any fractional share. .

Any shares issued pursuant to this plan may be sold or transferred by an employee upon compliance with the holding company’s Statement of Trading Policy as in effect at the time of the proposed sale or transfer. A participant who acquires shares pursuant to this plan and who is no longer employed by the Bank or the holding company or any affiliate of either may sell or transfer such shares upon compliance with applicable securities laws.

If, after the payment of a bonus under this plan, the Bank restates its financial statements for the year ending December 31, 2012, then the Board of Directors shall determine the amount of bonus that should have been paid based on the restated financial statements (the “Restated Bonus Amount”). If the Restated Bonus Amount is greater than the bonus that was paid, then the Bank will pay such difference (the “Make-Up Amount”) within 30 days after the determination of the Make-Up Amount regardless of whether the employee is still employed with the Bank at such time. If the Restated Bonus Amount is less than the bonus that was paid, then the employee (or his or her designated beneficiary or estate) shall repay such difference (the “Overpayment Amount”) to the Bank within 30 days after the Bank provides notice of repayment which will specify the Overpayment Amount. The obligation to repay the Bank the Overpayment Amount shall apply regardless of whether the employee is then currently employed with the Bank. The employees selected to participate in the 2012 Senior Management Bonus Plan shall, as a condition of such participation, execute an “Employee Acknowledgment Concerning Participation in 2012 Senior Management Bonus Plan” in the form prepared by the Bank.

Except in the case of death or termination due to disability, in order to be eligible to receive any payment under the 2012 Senior Management Bonus Plan the employee must be employed with the Bank during all of 2012 and at the time the bonuses under the 2012 Senior Management Bonus Plan are paid. In the event of death or termination due to disability during 2012 or in 2013 but before the payment date, a pro-rata portion of the bonus amount shall be paid to the employee or his or her beneficiary designated in writing and filed with the Bank. The pro-rata amount due shall be determined by a fraction, the numerator being the number of days of full time employment by the Bank in 2012 and the denominator being 365. In the absence of a designated beneficiary, the bonus shall be paid to the estate of a deceased employee.

The Board of Directors, in its sole and absolute discretion, shall determine (a) whether the financial metrics on which the bonus is based have been achieved, (b) the amount of any applicable bonus based on the achievement of such metrics and (c) the date on which any bonus is to be paid.

The Board of Directors, in its sale and absolute discretion, has the right to amend, modify or discontinue the 2012 Senior Management Bonus Plan at any time.